Exhibit 10.2

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of October 27, 2020 by and between BRE CA OFFICE OWNER LLC, a Delaware limited liability company (“Landlord”), and KURA ONCOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated January 8, 2020, as previously amended by the First Amendment dated May 2, 2020 (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,420 rentable square feet (the “Premises”) described as Suite 400 on the 4th floor of the building commonly known as Highlands Corporate Center located at 12730 High Bluff Drive, San Diego, California 92130 (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Monument Signage.

1.1.

Tenant’s Right to Monument Signage.  Subject to the terms of this Section 1, during the Monument Sign Term (defined in Section 1.2 below), Tenant shall have the right to have signage (“Tenant’s Monument Signage”) bearing Tenant’s Name (defined below) installed on the lower left panel on the south west face and the lower right panel on the north west face of the monument sign located at 12750 High Bluff Drive (the “Monument Sign”).  As used herein, “Tenant’s Name” means, at any time, Tenant’s name, provided that such name (i) is being used lawfully by Tenant and does not infringe any trade name, trade mark, copyright or similar right of Landlord or any other party, and (ii) is, in Landlord’s reasonable judgment, consistent with a first-class office building (Landlord hereby acknowledging that the name of Tenant set forth in the first paragraph of this Amendment is compatible with a first-class office building).  Notwithstanding any contrary provision hereof, Tenant’s rights under this Section 1 shall be personal to the party named as Tenant in the first paragraph of this Amendment (“Original Tenant”) and to any successor to Original Tenant that acquires its interest in the Lease solely by means of one or more Permitted Transfers originating with Original Tenant, and may not be transferred to any other party.

1.2.

Monument Sign Term.  As used herein, “Monument Sign Term” means the period beginning on the date of mutual execution and delivery of this Amendment and ending on the Monument Sign Expiration Date (defined below).  As used herein, “Monument Sign Expiration Date” means the earlier of (a) the date of expiration or earlier termination of the Lease, or (b) any earlier date on which Tenant, loses its rights under this Section 1; provided, however, that either party, by notifying the other party, may accelerate the Monument Sign Expiration Date to a date that (i) precedes the then existing Monument Sign Expiration Date, (ii) is the last day of a calendar month, and (iii) occurs at least 30 days after the effective date of such notice.  For the avoidance of doubt, Tenant’s rights under this Section 1 shall expire on the Monument Sign Expiration Date.

1.3.

Fee.  In consideration of its rights under this Section 1, Tenant, from and after the date on which Tenant’s Monument Signage is first installed on the Monument Sign and continuing through the balance of the Monument Sign Term, shall pay to Landlord, as Additional Rent on the first day of each calendar month, the amount of $250.00 per month.

1.4.

Landlord’s Approval.  Any proposed Tenant’s Monument Signage shall comply with all applicable Laws and shall be subject to Landlord’s prior written consent.  Without limitation, Landlord may withhold consent to any Tenant’s Monument Signage that, in Landlord’s sole judgment, is not harmonious with the design standards of the Building and Monument Sign, and Landlord may require that Tenant’s Monument Signage be of the same size and style as the other signage on the Monument Sign.  To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used in Tenant’s Monument Signage; and (if applicable and Landlord consents thereto) any arrangements for illumination.  Without limitation, Landlord may condition its consent to Tenant’s Monument Signage upon the obtaining of any permits or approvals necessary therefor, including any such permits or approvals required from any governmental agency or any applicable owners’ association or design review committee.

1.5.

Fabrication; Installation; Maintenance; Removal; Costs.  Landlord shall (a) fabricate (substantially in accordance with Tenant’s design approved by Landlord), install and, at the expiration or earlier termination of Tenant’s rights under this Section 1, remove Tenant’s Monument Signage; and (b) maintain, repair, and (if applicable) illuminate the Monument Sign.  Tenant shall reimburse Landlord, promptly upon demand, for (x) all reasonable costs incurred by Landlord in fabricating, installing or removing Tenant’s Monument Signage, and (y) Tenant’s pro rata share (as determined taking into account any other parties using the Monument Sign) of all reasonable costs incurred by Landlord in maintaining, repairing and (if applicable) illuminating the Monument Sign.

2.	Miscellaneous.

2.1.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

2.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

2.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

2.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

2.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

2.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

BRE CA OFFICE OWNER LLC, a Delaware limited liability

By:	/s/ Brendan McCracken
Name:	Brendan McCracken
Title:	SVP Portfolio Director

TENANT:

KURA ONCOLOGY, INC., a Delaware corporation

By:	/s/ Kathleen Ford
Name:	Kathleen Ford
Title:	COO

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